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FOR IMMEDIATE RELEASE

FORD AND THE UNITED AUTO WORKERS REACH
HEALTH CARE AGREEMENT

DEARBORN, Mich., Dec. 22, 2005 - Ford Motor Company today announced that its tentative agreement with the United Auto Workers (UAW) to reduce the Company's health care costs has been ratified by the Ford-UAW membership.

The agreement, which is currently pending court approval, calls primarily for modifications to the Company's hourly retiree health care plan, while continuing to allow Ford to provide a competitive benefits package for hourly employees and retirees.

"Ford is pleased to have reached an agreement with the UAW on the increasingly important issue of health care," said Joe Laymon, Ford Motor Company group vice president, Corporate Human Resources and Labor Affairs. "This agreement would not have been possible without the leadership of UAW President Ron Gettelfinger, UAW Vice President, National Ford Department, Gerald Bantom and Ford Motor Company Vice President, Labor Affairs, Marty Mulloy."

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Much like the recent General Motors health care agreement with the UAW, Ford's agreement includes contributions to an independent Defined Contribution Voluntary Employee Benefit Association (VEBA) that will be used to subsidize the cost of retiree benefits. This VEBA will be funded through specified company contributions over the course of the next several years - $30 million in 2006, $35 million in 2009 and $43 million in 2011 - as well as through active hourly employee contributions through deferrals of portions of future wage and Cost-of-Living Adjustment (COLA) increases.

Also as part of the agreement, Ford has committed to invest $900 million over the course of the next five years for projects related to innovation and new technology. This commitment would not have been possible without the savings Ford expects to realize through the UAW health care-related agreement.

Overall, the agreement is expected to provide an average annual net corporate savings of about $650 million on a pre-tax basis, including reduced health care expenses and the impact of the VEBA contributions. Cash savings are projected to be about $200 million per year. Ford estimates the agreement will result in an overall reduction in its retiree health care (OPEB) liability of about $5 billion.

"This agreement not only helps us to address the rising costs of health care, it will allow the Company to commit resources to strengthen its pledge to innovation at the same time," said Laymon. "This further demonstrates that the UAW truly is our partner as we continue to work together to tackle the issues facing the domestic automotive industry today."

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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With nearly 325,000 employees and 110 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.fordvehicles.com.

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